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                                                                   EXHIBIT 99.1

NEWSRELEASE

                                                [COMPDENT CORPORATION LOGO]

FOR IMMEDIATE RELEASE                           100 Mansell Court East
                                                Suite 400
Contact:                                        Roswell, Georgia 30076
Keith Yoder                                     770.998.8936
Executive Vice President                        Facsimile 770.992.4349
Chief Financial Officer                            ________________
CompDent Corporation
(770) 998-8936


COMPDENT CORPORATION ANNOUNCES SIGNING OF A DEFINITIVE MERGER AGREEMENT AND REPORTS SECOND QUARTER AND SIX MONTH RESULTS


Atlanta, GA - July 28, 1998 - CompDent Corporation (Nasdaq: CPDN)

Execution of Definitive Merger Agreement

CompDent Corporation, a leader in providing total dental benefits, announced today that based upon the unanimous recommendation of a special committee of independent directors of the Company, the Company's Board of Directors approved the terms of a definitive merger agreement with a new company formed by Golder, Thoma, Cressey, Rauner, Inc., TA Associates, Inc. and NMS Capital Partners which will effect a re-capitalization of the Company. Under the definitive merger agreement, CompDent will be re-capitalized and each outstanding share of CompDent's common stock, other than certain shares held by management, will be converted into the right to receive $18.00 in cash, and the existing funded indebtedness of CompDent will be refinanced. Certain shares held by management will be converted into shares of the surviving corporation and management will maintain an equity interest in the surviving corporation.

The proposed transaction is subject to certain conditions including approval by stockholders of CompDent holding a majority of the outstanding shares, regulatory approval, the closing of equity and debt financing commitments and other customary closing conditions. The transaction will be funded by equity commitments of Golder, Thoma, Cressey, Rauner, Inc., TA Associates, Inc. and NMS Capital Partners. NationsBank, N.A. and NationsBridge, L.L.C. together have committed subject to certain terms and conditions, to provide the necessary debt financing for the transaction.

David R. Klock, chairman and chief executive officer of CompDent Corporation, stated, "We are pleased that this transaction provides full liquidity for our current shareholders at a significant premium." Don Edwards, a principal with GTCR, commented, "We believe CompDent is well-positioned as a leading provider of dental health benefits and dental management services." Roger Kafker, a managing director at TA, also commented, "We are excited to be investing in this industry leader with the Company's strong existing management team."

Second Quarter and Six Month Results

Revenues for the second quarter increased 14.0% to $43.6 million, up from $38.2 million for the same period in 1997. The increase was the result of an increase in subscriber premiums of $0.1 million and the addition of Dental Health Management, Inc. ("DHMI") ($5.8 million) in the third quarter of 1997. The increase was offset by a reduction in other revenue of $0.6 million for the quarter compared to the same period in 1997. Net income for the quarter was $2.6 million, or $0.26 per share, compared to $2.9 million, or $0.28 per share, for the same period in 1997. EBITDA (earnings before interest, taxes, depreciation and amortization) a standard measure of operating cash flow, was $7.2 million for the quarter, or $0.71 per share, compared with $7.1 million, or $0.70 per share for the same period last year.

Revenues for the six months increased 13.1% to $86.0 million, up from $76.0 million for the same period in 1997. The increase was due to addition of DHMI ($11.1 million) in the third quarter of 1997. The increase was offset by a reduction in subscriber premiums and other revenue of $1.1 million for the six months compared to the same period in 1997. Net income for the six months was $5.1 million, or $0.50 per share, compared to $5.7 million, or $0.56 per share, for the same period in 1997. EBITDA (earnings before

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interest, taxes, depreciation and amortization) a standard measure of operating cash flow, was $14.0 million for the six months, or $1.37 per share, compared with $14.3 million, or $1.41 per share for the same period last year.

David R. Klock, chairman and chief executive officer of CompDent Corporation, said, "We are pleased with the retention of a number of large groups during the second quarter. We are also pleased with the continued growth of DHMI during the second quarter and the support this has provided in a number of our markets. Phil Hertik has resigned his position as President of DHMI to focus on his other financial interests but will remain as a member of the Board of Directors. We appreciate Phil's leadership in the launching of DHMI."

CompDent Corporation, headquartered in Atlanta, is a fully integrated dental management company. The Company offers a full line of dental care plan services, including network-based dental care plans, referral fee-for-service products, and third-party administrative services. CompDent Corporation currently provides dental coverage for 2.1 million members in more than 23 states. The Company's managed dental care plans are sold through a network of independent agents and an employee sales force that assists independent agents. The Company also owns DHM which provides management and administrative services to dental practices. DHM manages or operates 48 dental practices in 8 states.

This press release contains forward-looking information, regarding the Company. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties, including, the Company's ability to execute its strategy. Other risk factors are described in CompDent Corporation's Annual Report on Form 10-K for the year ended December 31, 1997 and 1st Quarter Report on Form 10-Q, all on file with the Securities and Exchange Commission.

                                -tables follow-

Editor's Note: This release is also available on the Internet at http://www.compdent.com

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                     COMPDENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                         THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                              JUNE 30                              JUNE 30
                                                                       1998            1997                 1998          1997
                                                                   ------------    -------------        ------------   -----------
                                                                    (UNAUDITED)     (UNAUDITED)          (UNAUDITED)   (UNAUDITED)

Revenues:
       Subscriber premiums                                        $    35,982      $   35,852           $   71,404     $   71,488
       Affiliated practice revenue                                      5,824               -               11,115              -
       Other revenue                                                    1,757           2,348                3,486          4,547
                                                                 ------------     -----------          -----------     ----------
            Total revenue                                              43,563          38,200               86,005         76,035
Expenses:
      Dental care providers' fees and claim costs                      19,505          19,906               38,934         39,450
      Commissions                                                       3,346           3,192                6,612          6,364
      Premium taxes                                                       194             256                  455            521
      DHMI operating expenses                                           5,262               -                9,867              -
      General and administrative                                        8,293           7,967               16,667         15,827
      Depreciation and amortization                                     1,475           1,355                2,854          2,676
                                                                 ------------     -----------          -----------     ----------
            Total expenses                                             38,075          32,676               75,389         64,838
                                                                 ------------     -----------          -----------     ----------
                   Operating income                                     5,488           5,524               10,617         11,197
Other expense (income):
      Interest income                                                    (245)           (254)                (499)          (415)
      Interest expense                                                  1,159             738                2,172          1,446
      Other, net                                                           (3)            (16)                  (3)           (61)
                                                                 ------------     -----------          -----------     ----------
                                                                          911             468                1,670            970

                   Income before provision for income taxes             4,577           5,056                8,947         10,227
                   Income tax provision                                 1,972           2,172                3,850          4,504
                                                                 ------------     -----------          -----------     ----------
                            Net income                            $     2,605      $    2,884           $    5,097     $    5,723

 Net income per common share - basic                              $      0.26      $     0.29           $     0.50     $     0.57

 Net income per common share - fully diluted                      $      0.26      $     0.28           $     0.50     $     0.56

 EBITDA                                                           $     7,211      $    7,149           $   13,973     $   14,349

 EBITDA per share                                                 $      0.71      $     0.70           $     1.37     $     1.41

 Weighted average common shares outstanding - basic                    10,113          10,106               10,113         10,106

 Weighted average common shares outstanding - fully diluted            10,181          10,179               10,178         10,172


                             MEMBERSHIP HIGHLIGHTS

                                                AS OF JUNE 30, 1998                    AS OF MARCH 31, 1998
                                             --------------------------------------------------------------
DHMO Members                                         1,404,820                               1,395,735
Indemnity Relationship Members                         166,749                                 177,212
Referral Product Members                               184,213                                 187,637
ASO Members                                            313,226                                 311,871
Network Leasing Members                                 71,762                                  79,238
                                             -----------------                         ---------------

Total Members                                        2,140,770                               2,151,693
                                             =================                         ===============


                   DENTAL FACILITIES UNDER MANAGEMENT (DHMI)

          Locations                     # of Dentists           # of Facilities         # of Operatories
          ---------                    ---------------         -----------------       -----------------
          Arkansas                            3                        1                        11
          Illinois                           21                       17                        97
          Florida                             4                        1                         9
          Georgia                             9                        5                        30
          Tennessee                           2                        1                         8
          Indiana                            12                        6                        31
          De Novo's*                         18                       17                        99
          Total                              69                       48                       285
          *revenues not consolidated

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